Exhibit 10.40
REPUBLIC SERVICES, INC. RELOCATION EXPENSE
REIMBURSEMENT AGREEMENT
This Relocation Expense Reimbursement Agreement (the “Agreement” is entered into this 25 day of October, 2010, between Republic Services, Inc., its subsidiary, affiliated, predecessor and successor corporations and entities (the “Company”) and Kevin C. Walbridge (“Employee”).
Agreement
     In consideration of the Company’s payment of Relocation Expenses and for other valuable consideration, the sufficiency of which are acknowledged, the parties agree as follows:
     1. Payment of Relocation Expenses by Company. The Company agrees to pay on behalf of Employee or reimburse Employee for only those Relocation Expenses approved by the Company as set forth in the Relocation Program Handbook, which Employee will obtain from Primacy Relocation. Employee is solely responsible for all Relocation Expenses that are not provided for in the Relocation Program Handbook. Employee shall keep and submit to the Company records and receipts showing all Relocation Expenses incurred pursuant to this Agreement. These records and receipts must comply with the Company’s expense reimbursement policies in effect at the time the expense is incurred and must at a minimum reflect the purpose of each expenditure and the person or entity to whom each expenditure was made.
     2. Repayment of Relocation Expenses by Employee. Employee shall repay the Company for Relocation Expenses paid to Employee or third parties on behalf of Employee as follows:
          (a) Upon Resignation or Discharge: If Employee resigns or is involuntarily discharged by the Company “for Cause,” the employee will be required to repay all “Relocation Expenses,” which are defined as all relocation-related expenses paid or incurred by the Company within a time-period ending 24 months after the date the Employee begins work for the Company at the destination location (the “effective date of transfer or new hire”), based on the following schedule:
•	Resignation or discharge within 12 months of the effective date of transfer or new hire — 100% of the Relocation Expenses, or

•	Resignation or discharge more than 12 months but less than 24 months after the effective date of transfer or new hire — 50% of the Relocation Expenses.
For purposes of this Agreement, “Cause” means: (i) Employee is convicted of or pleads guilty (or nolo contendere) to a felony or other crime involving moral turpitude; (ii) the Company determines that Employee knowingly breached any term of his or her Employment Agreement (if applicable); (iii) the Company determines that Employee knowingly violated any of the Company’s policies, rules, or guidelines; or (iv) the Company determines that Employee willfully engaged in conduct, or failed to perform assigned duties, the result of which exposes the Company to serious actual or potential injury (financial or otherwise).
          (b) Upon Employment with Competitor. If Employee resigns or is involuntarily discharged by the Company for Cause and accepts employment with a competitor of the Company within 24 months after the effective date of transfer or new hire, Employee shall repay the Company 100% of the total Relocation Expenses. If Employee has already repaid a pro rata share of the Relocation Expenses in accordance with Section 2(a), then Employee shall pay to the Company 100% of the remainder of the Relocation Expenses. For purposes of this Agreement, the definition of competitor is the one used in Employee’s applicable non-competition, non-solicitation and/or confidentiality agreement
          (c) Terms of Repayment. Employee shall repay any Relocation Expenses to the Company by cashier’s check or wire transfer of immediately available funds as follows: (i) any amounts due pursuant to Section 2(a) shall be paid within 45 days after the employment termination date; and (ii) any amounts due pursuant to Section 2(b) shall be paid within 30 days after Employee accepts employment with a competitor of the Company.. Notwithstanding the foregoing, to the extent permitted by applicable law, the Company may elect to withhold any amounts due for the repayment of Relocation Expenses from any compensation due to Employee as of the termination date, and Employee hereby agrees to such withholding and authorizes the Company to withhold such amounts.
          (d) Exception. The repayment obligations of Paragraph 2 will not apply where prohibited by the Sarbanes-Oxley Act.
     3. Miscellaneous.
          (a) Binding Effect; Amendment. This Agreement and the rights of the parties hereunder shall be binding upon and shall inure to the benefit of the parties hereto. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all of the parties.
          (b) Entire Agreement. This Agreement is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.
          (c) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.
          (e) Attorneys’ Fees. In the event either party commences litigation for the judicial interpretation, enforcement, termination, cancellation or rescission hereof, or for damages (including liquidated damages) for the breach hereof, then, in addition to any or all other relief awarded in such litigation, the prevailing party therein shall be entitled to a judgment against the other for an amount equal to reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court costs in such litigation.
           (f) Withholding. All payments made to the Employee will be made net of any applicable withholding for taxes. If the Company makes any payments on behalf of the Employee, the Employee agrees to pay all applicable withholding taxes to the Company.
          (g) Section 409A. Notwithstanding anything herein or in the Relocation Program Handbook to the contrary, except to the extent any expense or reimbursement described herein or the Relocation Program Handbook does not constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, any expense or reimbursement will meet the following requirements: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year; (ii) the reimbursement for expenses for which Employee is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment, reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the payments or reimbursements will be made pursuant to objectively determinable nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.
Date: October 25, 2010

By:	/s/ KEVIN C. WALBRIDGE
Name: Kevin C. Walbridge
Title: Executive Vice President, Operations